EXHIBIT 99.1

The Hallwood Group Incorporated

3710 Rawlins, Suite 1500 • Dallas, Texas 75219 • 214.528.5588 • Fax: 214.323.0233

FOR IMMEDIATE RELEASE

Contact:	Richard Kelley, Chief Financial Officer

800.225.0135 • 214.528.5588

HALLWOOD GROUP RECEIVES AUDIT OPINION WITH GOING

CONCERN EXPLANATION AND REPORTS RESULTS FOR THE

FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2012

Dallas, Texas, April 1, 2013. The Hallwood Group Incorporated (NYSE MKT: HWG) reported that its audited consolidated financial statements for the fiscal year ended December 31, 2012, included in the Company’s Annual Report on Form 10-K, which was filed today with the Securities and Exchange Commission, contains an audit opinion from its independent public accounting firm which includes explanatory language related to going concern resulting from the uncertainty of the payment of dividends from its subsidiary to fund the Company’s ongoing operations and obligations. This announcement is made pursuant to NYSE MKT Company Guide Section 610(b), which requires separate disclosure of receipt of an audit opinion containing going concern explanatory language.

The Company today reported results for the fourth quarter and year ended December 31, 2012. For the fourth quarter, the Company reported a net loss of $6.1 million, or $4.00 per share, compared to a net loss of $2.2 million, or $1.42 per share, in 2011. For the year, the Company reported a net loss of $17.9 million in 2012, or $11.76 per share, compared to net income of $6.3 million, or $4.15 per share, in 2011.

Following is a comparison of results for the 2012 and 2011 periods:

Operating Income (Loss). For the 2012 and 2011 fourth quarters, operating losses were $0.8 million and $2.8 million, on revenues of $30.3 million and $38.4 million, respectively. For the 2012 and 2011 years, operating losses were $18.4 million and $9.0 million, on revenues of $130.5 million and $139.4 million, respectively.

As previously disclosed, in the first quarter of 2012 and second quarter of 2011, the Company recorded litigation charges against earnings of $13.2 million and $9.3 million, respectively, in connection with the Hallwood Energy litigation matters. Additionally, the 2012 and 2011 year results include costs and expenses incurred by the Company in the Hallwood Energy matter and by Brookwood in the Nextec litigation totaling $4.1 million and $4.3 million, respectively.

Brookwood’s textile products sales in the 2012 fourth quarter of $30.3 million decreased by $8.1 million, or 26.6%, compared to $38.4 million in 2011. Sales for year 2012 of $130.5 million decreased by $9 million, or 6.9%, compared to $139.5 million in year 2011. The decreases in 2012 over prior year amounts were principally due to a decrease in sales of specialty fabric to U.S. military contractors as a result of reductions in orders from the military to Brookwood’s customers, as well as by reduced sales in its other market segments. Additionally, it is difficult to estimate any negative and adverse impact the sequestration and budget constraints of the federal government may have on Brookwood’s future military sales.

Military sales accounted for $13.9 million and $68.1 million in the 2012 fourth quarter and twelve month periods, compared to $21.7 million and $73.9 million in 2011, respectively. The military sales represented 45.8% and 56.7% of Brookwood’s net sales in the 2012 and 2011 fourth quarters, respectively, and 52.2% and 53.0% in 2012 and 2011, respectively. Overall, military sales were 7.9% lower in 2012 as compared to 2011 and have historically been cyclical in nature.

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Other Income (Expense). Other income (expense) consists of interest expense, partially offset by interest and other income. For the fourth quarter, other income (expense) was a net expense of $202,000 in 2012, compared to a net expense of $29,000 in 2011. For the year, other income (expense) was a net expense of $515,000, compared to a net expense of $68,000 in 2011. The interest expense component of other income (expense) primarily relates to Brookwood’s revolving credit facilities and Hallwood Group’s loan with Hallwood Family (BVI), L.P, which was entered into in May 2012.

Income Tax Expense (Benefit). For the 2012 fourth quarter, the income tax expense was $5.1 million, which included a current federal tax benefit of $4.6 million, a noncash deferred federal tax expense of $9.7 million, a current state tax expense of $80,000 and a deferred state tax benefit of $30,000. For the 2011 fourth quarter, the income tax benefit was $713,000, which included a current federal tax benefit of $1.0 million, a noncash deferred federal tax expense of $69,000, and a current and deferred state tax expense of $209,000 and $30,000, respectively.

For the 2012 year, the income tax benefit was $982,000, which included a current federal tax benefit of $4.6 million, a noncash deferred federal tax expense of $3.6 million, a current state tax expense of $68,000 and a deferred state tax benefit of $30,000. For the 2011 year, the income tax benefit was $2.7 million, which included a current federal tax benefit of $623,000, a noncash deferred federal tax benefit of $2.6 million, and current and deferred state tax expense of $416,000 and $30,000, respectively.

At December 31, 2012 and 2011, the net deferred tax asset was $4,000 and $3,571,000, respectively. The 2012 balance, before valuation allowance, was comprised principally of $4,482,000 related to the anticipated carryforward of the 2012 taxable loss to future periods and $528,000 of net temporary differences, including $707,000 related to loss reserves on litigation matters. Due to uncertainty related to taxable income to be reported in future periods (after consideration of historical results, current business trends, and other objectively verifiable information), the Company recorded an additional valuation allowance at December 31, 2012 for the deferred tax asset in the amount of $5,012,000. The Company anticipates that it will carryback a portion of its 2012 taxable loss to 2010 for a refund of $4,570,000 anticipated to be received in the 2013 second quarter.

As discussed further in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, (i) the Company is dependent upon Brookwood for cash, (ii) the Company does not currently have sufficient cash, either directly or through Brookwood, to pay its operating costs at the holding company or the $10,000,000 loan from Hallwood Family (BVI) L.P. (as further described in the Annual Report on Form 10-K), and (iii) Brookwood’s ability to pay the Company a dividend or other advance is dependent upon circumstances that are outside of the Company’s control. The Company can give no assurance that Brookwood will have the ability to satisfy the Company’s cash flow needs, nor that the Company would be able to obtain other sources of funding in such a circumstance, and therefore there is substantial doubt as to the Company’s ability to continue as a going concern.

Certain matters contained in this press release concerning the Company, its business, financial and operating results, litigation matters, cash and liquidity issues, and the Company’s ability to continue as a going concern, constitute forward-looking statements and are based upon management’s expectations and beliefs concerning future events impacting the Company. There can be no assurance that these future events will occur as anticipated or that the company’s results will be as estimated. Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update them. For a description of certain factors that could cause the Company’s future results to differ from those expressed in any such forward-looking statements, see Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 entitled “Risk Factors.”

For further information about the Company and on factors that could impact the Company and statements contained in this press release, see the Company’s filings with the Securities and Exchange Commission, including quarterly reports on Forms 10-Q, current reports on Form 8-K and annual reports on Form 10-K. You can access such filings at http://www.sec.gov.

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The following table sets forth selected financial information for the quarters and years ended December 31,

2012 and 2011.

THE HALLWOOD GROUP INCORPORATED

(in thousands, except per share amounts)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenue	$30,317	$38,382	$130,524	$139,499

Operating income (loss)	(759)	$(2,842)	$(18,410)	$(9,009)
Other income (expense)	(202)	(29)	(515)	(68)

Income (loss) before income taxes	(961)	(2,871)	(18,925)	(9,077)
Income tax expense (benefit)	5,144	(713)	(982)	(2,746)

Net income (loss)	$(6,105)	$(2,158)	$(17,943)	$(6,331)

PER COMMON SHARE:
BASIC
Net income (loss)	$(4.00)	$(1.42)	$(11.76)	$(4.15)

Weighted average shares outstanding	1,525	1,525	1,525	1,525
DILUTED
Net income (loss)	$(4.00)	$(1.42)	$(11.76)	$(4.15)

Weighted average shares outstanding	1,525	1,525	1,525	1,525

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